DATED JULY 16, 1996


                           CME MEDIA ENTERPRISES B.V.
                                   as Borrower


                                       and


                                  ING BANK N.V.
                                    as Lender


                          ----------------------------


                               FACILITY AGREEMENT


                                 US$ 10,000,000


                          ----------------------------

                                   CONTENTS

Number                          Clause Heading                             Page
                                                                           ----
1.       Definitions......................................................   1

2.       Terms and Conditions of the Credit Facility......................   3
2.1      Amount and currency..............................................   3
2.2      Purpose .........................................................   3
2.3      Availability.....................................................   3
2.4      Interest Rate and payment of Interest............................   3
2.5      Fees.............................................................   3
2.6      Drawdown and Final Maturity......................................   3
2.7      Security.........................................................   4
2.8      Particular Covenants.............................................   4
2.9      Conditions Precedent.............................................   4
2.10     Expenses.........................................................   4

3.       General Terms and Conditions of the Credit Facility..............   4
3.1      Termination......................................................   4
3.2      Prepayment by the Borrower.......................................   4
3.3      Payment by the Borrower..........................................   5
3.4      Method of Drawing of Advances and Selection of Interest Periods..   5
3.5      Notice of Drawing: Indemnification...............................   5
3.6      Increase of costs................................................   5
3.7      Representations and Warranties...................................   6
3.8      General Covenants................................................   6
3.9      Default .........................................................   7
3.10     Exercise of rights...............................................   8
3.11     General Conditions...............................................   8
3.12     Governing law / Choice of Jurisdiction...........................   8
3.13     Notices .........................................................   8


Appendix

Appendix 1      Form of Notice of Drawing
Appendix 2      Form of Guarantee
Appendix 3      Form of Share Pledge Agreement
Appendix 4      The Bank's General Terms and Conditions

THIS AGREEMENT is made on the 16th day of July 1996

BETWEEN:

1. CME MEDIA ENTERPRISES B.V., a company incorporated under the laws of The Netherlands, with its principal offices at 1017 PS Amsterdam, Leidseplein 29, The Netherlands (the "Borrower")

2. ING BANK N.V., a company incorporated under the laws of The Netherlands, with its principal offices at 1077 ZZ Amsterdam, Strawinskylaan 2631 and its business address at 1102 MG Amsterdam, Bijlmerplein 888, The Netherlands (the "Bank")

IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

     In this Agreement, unless the context requires otherwise, the following terms, as used herein, have the following respective meanings:

     Advance: the principal amount of the advance made or to be made under the Facility by the Bank to the Borrower pursuant to Section 2.3;

     Banking Day: a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are generally open for business in London and Amsterdam;

     Borrowing Date: the date specified as the Borrowing Date in the Notice of Drawing delivered by the Borrower to the Bank pursuant to Section 3.4;

     Event of Default: as defined in Section 3.9;

     Facility: as defined in Section 2.1;

     Final Maturity Date: the earlier of (i) September 30, 1996 and (ii) the date on which the Borrower has no obligation to the Bank under the Facility and the Bank has no obligation to lend any funds to the Borrower under the Facility;

     Guarantee: the guarantee executed or to be executed by the Guarantors in the form, or substantially in the form, set out in Appendix 2;

     Guarantors: Central European Media Enterprises Ltd., a company incorporated under the laws of Bermuda and Central European Media Enterprises N.V., a company incorporated under the laws of the Netherlands Antilles jointly and severally;

     Interest Period: for each Advance, the consecutive periods of one week or one month (as specified by the Borrower in the Notice of Drawing or otherwise determined pursuant to Section 3.4), each of which shall start on the day of the last preceding such period, provided that (a) any Interest Period which would otherwise end during the month preceding, or extend beyond, the then anticipated Final Maturity Date, shall be of such duration that it shall end on the Final Maturity Date, (b) if two or more Interest Periods end at the same time, then, on the last day of those Interest Periods, the Advances to which they relate shall be consolidated into (and thereafter, except as otherwise provided herein, treated in all respects
     as) a single Advance, and (c) any Interest Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day.

     LIBOR: in relation to any relevant sum and any relevant Interest Period:

     a) the offered rate per annum, if any, for deposits in dollars (rounded upwards to four decimal places) for the relevant Interest Period appearing on Telerate Page 3750 on the Telerate Services (or such other page or service as may replace Telerate Page 3750 or the Telerate Service, as the case may be, for the purpose of displaying London Interbank Offered Rates) (the "Telerate Screen") as at 11.00 a.m. on the Quotation Date.

     b) if at or about such time the relevant rate does not appear on the Telerate Screen for purposes of paragraph a) above, the rate per annum determined by the Bank to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of 1/16th of 1%) of the respective rates (as notified to the Bank) by each of the Reference Banks as being the rate per annum at which deposits in dollars in an amount comparable to such sum are offered by the Reference Banks to prime banks in the London Interbank Market deposits in dollars for the relevant Interest Period at or about 11.00 a.m. on the Quotation Date.

     Notice of Drawing: a notice in the form set out in Appendix 1;

     Quotation Date: in relation to any relevant period, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in Dollars for delivery on the first day of that period; provided that if there is more than one such day the Quotation Date shall be the latest such day.

     Reference Banks: Barclays Bank Plc, Bank of Tokyo, Bankers Trust Company of New York and National Westminster Bank Plc, or any other bank agreed upon between the Bank and the Borrower.

     Share Pledge Agreement: the share pledge agreement executed or to be executed among Central European Media Enterprises N.V., the Borrower and the Bank in the form, or substantially in the form, set out in Appendix 3.;

2.   TERMS AND CONDITIONS OF THE CREDIT FACILITY

2.1 Amount and currency The Bank agrees, subject to the terms and conditions set forth in this Agreement, to lend to the Borrower from time to time amounts such that the aggregate principal amount lent by the Bank to the Borrower shall not exceed US$ 10,000,000 (ten million U.S. dollars), at any one time outstanding (the "Facility").

2.2 Purpose The Borrower shall use the proceeds of the Facility for the financing of general working capital requirements for the development of its broadcast operations.

2.3 Availability Each Advance shall be drawn in a principal amount of not less than US$ 1,000,000 (one million U.S. dollars) and integral multiples thereof.

2.4 Interest Rate and payment of Interest The Borrower agrees to pay to the Bank interest in respect of any Advance at the rate of 1.6% per annum above LIBOR.

     Interest in respect of an Advance shall be due and payable on the earlier of (a) the last day of any Interest Period relating to such Advance and (b) any maturity prior to the stated maturity (by acceleration or otherwise) of such Advance. Interest shall accrue on the principal amount of each Advance commencing on the appropriate Borrowing Date until repaid in full at the rate determined by the Bank in accordance with the provisions of this Agreement in respect of the Interest Period chosen by the Borrower. Interest shall be calculated on the number of calendar days actually elapsed on the basis of a year of 360 days.

2.5  Fees The Borrower agrees to pay to the Bank the following fees and charges:

      Closing fee: 0.50% flat on the aggregate principal maximum amount of the Facility, payable to the Bank upon execution of this Agreement; 0.25% of which will be reduced from any arrangement/facility fee payable if the Bank enters into another facility agreement with the Borrower and/or Central European Media Enterprises N.V. within one year as of June 27, 1996.

      Commitment    Fee: 0,30% per annum on the average daily unused portion of the Facility from the date of execution of (i) this Agreement, (ii) the Guarantee and (iii) the Share Pledge
                    Agreement until the Final Maturity Date, payable on the Final Maturity Date.

2.6 Drawdown and Final Maturity The Facility shall be effective as of the date of the fulfillment of the conditions precedent as set forth in Section 2.9 hereof until the Final Maturity Date. All outstandings, including interest and any other charges, must be fully repaid on the Final Maturity Date.

2.7 Security In order to secure the payment of any and all amounts outstanding under this Agreement, the following securities will be provided to the
     Bank: (i) the Guarantee; (ii) the Share Pledge Agreement.

2.8  Particular Covenants The Borrower undertakes:

     i that throughout the continuation of the Facility and so long as any sum is or may become payable under this Agreement the Borrower will not, unless the Bank otherwise agrees in writing, sell or transfer all or any of its present or future assets which could have a material adverse effect on its business or financial condition in respect of its compliance with its obligations under this Agreement;

     ii to register the pledge of shares pursuant to the Share Pledge Agreement in the shareholdersregister of the Borrower and to provide the Bank with a copy of the relevant pages of the shareholdersregister within 20 (twenty) days as of the execution date of the Share Pledge Agreement.

2.9 Conditions Precedent The Bank shall not be obliged to make the Facility available to the Borrower unless and until the Bank has received (a) the Closing fee in full, unless credited to the Bank against the first Advance and (b) the following documents and evidence which shall be subject to the satisfaction (or waiver) by the Bank:

     (i)  this Agreement duly executed by the parties;

    (ii)  the Guarantee duly executed by the Guarantors;

   (iii) the Share Pledge Agreement duly executed by Central European Media Enterprises N.V., the Borrower and the Bank.

2.10 Expenses The Borrower agrees to reimburse the Bank for actual expenses, including legal fees, if any, incurred by the Bank for the preparation of this Agreement and all related agreements thereto.

3.   GENERAL TERMS AND CONDITIONS OF THE CREDIT FACILITY

3.1 Termination Without prejudice to any other provision of this Agreement, the principal amounts of each Advance (together with interest due but not yet paid) and other charges, if any, shall be due and payable on the Final Maturity Date.

3.2 Prepayment by the Borrower The Borrower may prepay any or all Advances without premium or penalty, in whole or in part, in amounts not less than US$ 1,000,000 and integral multiples of US$ 1,000,000 by paying to the Bank the principal amount being prepaid, together with all accrued interest on such Advance or Advances to the date of prepayment on the last day of an Interest Period. Amounts so prepaid may not be reborrowed.

3.3 Payment by the Borrower Any payments by the Borrower hereunder shall be made on the relevant due date in funds immediately available in New York City to the Bank at the Bank's account number 001.1.643293 with the Chase Manhattan Bank in New York City or at such other account as the Bank may hereafter specify by prior written notice to the Borrower. Whenever any payment of principal of, or interest on, any Advance shall be due on a day which is not a Banking Day, the date for payment thereof shall be extended to the next succeeding Banking Day, provided that, if such next succeeding Banking Day is in a calendar month other than the calendar month in which the date for payment would otherwise fall, the date for payment shall be the immediately preceding Banking Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

3.4  Method of Drawing of Advances and Selection of Interest Periods

     a)   The Borrower shall give the Bank a Notice of Drawing at or before
          11.00 a.m. (Amsterdam time) on the third Banking Day before the proposed date specifying (a) the proposed Borrowing Date, which shall be a Banking Day not less than two weeks prior to the Final Maturity Date, (b) the amount of the Advance and (c) the relevant Interest Period for such Advance which might be an Interest Period of one week or one month for the Advance in question; if the Borrower fails to make such a selection for the Interest Period, the Interest Period for any Advance shall be one week.

     b) Subject to the terms and conditions set forth in this Agreement, not later than 11.00 a.m. (Amsterdam time) on the Borrowing Date, the Bank shall make available the amount of any Advance as specified in the relevant Notice of Drawing in funds immediately available in Amsterdam, to the Borrower at its account number 02.19.91.642 at the Bank (in Amsterdam), or at such other accounts in such other locations as the Borrower may specify by prior written notice to the Bank.

3.5 Notice of Drawing: Indemnification If for any reason an Advance is not drawn in accordance with a Notice of Drawing, the Borrower shall on demand pay to the Bank such amount (if any) as the Bank may certify to be necessary to indemnify or compensate it for any loss or expense incurred in liquidating or redeploying funds acquired or arranged for the purpose of the proposed Advance or in terminating any such arrangement or otherwise as a consequence of the proposed Advance not having been drawn in accordance with the Notice of Drawing.

3.6 Increase of costs The Bank shall promptly notify the Borrower of any increased costs incurred by the Bank by reason of the introduction of, or any change in, any law or regulation applicable to the Bank. In such case, the Borrower shall pay to the Bank from time to time on demand such additional amounts as the Bank may certify to be necessary to compensate the Bank for such increased costs. Such certificate shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall be at liberty at any time after receipt of such notice, to prepay all or part of the amounts outstanding under the Facility.

3.7 Representations and Warranties The Borrower represents and warrants to the Bank that:

     i the Borrower is a company duly incorporated and validly existing under the laws of the Netherlands and has the power and authority to own and dispose of its properties, has all licenses and approvals which are material to conduct its business and to enter into and consummate the transactions contemplated in this Agreement;

     ii the making and performance of this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Borrower;

     iii the Borrower's shareholding, corporate structure and activities as submitted to the Bank by the Borrower fairly, accurately and fully represent the situation of the Borrower and its shareholder and subsidiaries;

     iv there is no litigation or other proceedings presently in process, pending or threatening that might have a material adverse effect on the Borrower's business or financial condition in respect of its compliance with its obligations under this Agreement.

3.8 General Covenants The Borrower agrees that until full and final repayment of all indebtedness and liabilities incurred hereunder has been received and unless the Bank waives compliance in writing, the Borrower will:

     i as soon as possible after becoming aware of it, give prompt notice to the Bank of any and all Events of Default under the terms of this Agreement;

     ii give prompt written notice to the Bank of any significant changes in its shareholding and/or its corporate structure;

     iii  supply the Bank with the following:

          a) latest financial statements (balance sheet and profit & loss account) of the Borrower;

          b) upon request by the Bank, the Borrower will provide the Bank with periodic information regarding the development of the business activities of the Borrower;

          c) any other information concerning the affairs of the Borrower which is relevant to the Facility or which the Bank may reasonably request.

     iv not (a) consolidate or merge with or into any other party, (b) liquidate, wind up or dissolve itself, (c) pledge, hypothecate, abandon, lease, directly or indirectly, all or any part of its assets (except in the ordinary course of business);

     v the Facility is offered on the basis that the Bank ranks at least pari-passu with all other present and future unsecured and unsubordinated indebtedness of the Borrower.

3.9 Default The principal of, accrued interest on any and all outstanding amounts, as well as possible other charges - as the case may be - under this Agreement shall become immediately due and payable at the option of and upon first written demand by the Bank, if any of the following events (each an Event of Default) occurs:

     i payment of any amount is not received by the Bank when due and such failure continues for a period of 5 (five) Banking Days without remedy;

     ii any formal action is taken to reorganize, wind up, liquidate or dissolve the Borrower;

     iii any representation or warranty made by the Borrower under this Agreement or by Central European Media Enterprises N.V. pursuant to the Share Pledge Agreement or any certificate or document furnished pursuant hereto or thereto shall at any time prove to be incorrect in any material respect when so made, deemed made or furnished;

     iv the Borrower shall default in the performance of any term, covenant or agreement contained in this Agreement (other than Section 3.9 (i) and such failure continues for a period of 10 (ten) Banking Days without remedy;

     v the Borrower shall have been called in default in the performance of any other agreement between the Borrower and the Bank, provided however, that such default is likely to have a material adverse effect on the business or financial condition of the Borrower in respect of its compliance with its obligations under this Agreement;

     vi if there shall occur any material adverse change in the assets or operation or financial conditions of the Borrower which, in the opinion of the Bank, may reasonably be expected to affect the ability of the Borrower to comply with all or any of its respective obligations hereunder;

     vii if the Borrower files a petition for bankruptcy ("faillissement"), if such petition is filed against the Borrower, if the Borrower is declared bankrupt or insolvent, or if the Borrower applies for a moratorium of payment ("surseance van betaling");

     Upon becoming aware of an Event of Default, the Bank shall promptly notify the Borrower of the Event of Default in writing. Such notice of an Event of Default shall also entitle the Bank, in its sole discretion, to enforce any collateral granted in connection with the obligations of the Borrower under this Agreement at any time after the last day of the Remedy Period.

     The Borrower shall hold the Bank harmless of and indemnify the Bank against any losses or expenses which the Bank may sustain or incur as a consequence of any Event of Default as stipulated hereinabove.

     The interest rate applicable to such amounts in default shall be the rate specified in Section 2.4 plus an additional 2% (two percent) per annum from the date of the Event of Default until the actual date of payment of such amounts.

3.10 Exercise of rights Failure and/or delay on the part of the Bank in exercising any right or power under this Agreement shall not operate as a waiver thereof, unless signed by the Bank in writing; nor shall any single or partial exercise of any such right or power preclude any other or future exercise thereof or the exercise of any other power or right. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

3.11 General Conditions The Bank's General Terms and Conditions, as in effect from time to time, and as set forth in Appendix 4 shall supplement the terms of this Agreement, provided that in the event of any conflict between the Bank's General Terms and Conditions and the terms of this Agreement, the terms of this Agreement shall prevail.

3.12 Governing law This agreement shall be governed and construed in accordance with the laws of the Netherlands.

     Choice of Jurisdiction The parties hereto submit, in the Bank's interest, to the non-exclusive jurisdiction of the District Court of Amsterdam, the Netherlands, in connection with any conflicts and disputes arising out of or in connection with this Agreement.

3.13 Notices All notices, requests and other communications hereunder shall be in writing (facsimile transmission or similar writing). Each such notice, request or other communication shall be effective if given by facsimile transmission, when received or if given by any other means, when delivered at the address specified in this Section. Any such notice, request, demand or communication shall be delivered or addressed as follows:

     (i)  if to the Borrower, to it at:

          CME Media Enterprises B.V.
          Leidseplein 29
          1017 PS Amsterdam
          The Netherlands

          Attn.: Victoria Rogers
          Facsimile: (31) 20 638 4022

          with copies to:

          CME Group
          18 D'Arblay Street
          London W1V 3FP
          United Kingdom

          Attn.: Mr. John Diess
          Facsimile: 44 171 292 7903

     (ii) if to the Bank, to it at:

          ING Bank N.V.
          De Amsterdamse Poort
          Amsterdam-Zuidoost
          P.O. Box 1800, HE 02.02
          1000 BV Amsterdam
          The Netherlands

          Facsimile: (31) 20 563 5505
          Attn.: Erica Bischoff

     or at such other address or telex number as any party hereto may designate by written notice to the other party hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CME MEDIA ENTERPRISES B.V.                      ING BANK N.V.



- -------------------------                       -------------------------
By:                                             By:
Title:                                          Title:



- -------------------------                       -------------------------
By:                                             By:
Title:                                          Title:

                                                                      APPENDIX 1

                            FORM OF NOTICE OF DRAWING

ING Bank N.V.
Attn.: Media Finance Group
Bijlmerplein 888
1102 MG  AMSTERDAM-Z.O.
The Netherlands

US$ 10,000,000 Facility Agreement

Gentlemen:

Pursuant to the provisions of the Facility Agreement dated July __, 1996 (the "Facility Agreement") among CME Media Enterprises B.V. (the "Borrower") and ING Bank N.V. (the "Bank"), the Borrower hereby request that the Bank makes an Advance in the aggregate amount of US$ __________ on ________________, being a Banking Date (the "Borrowing Date") and hereby designates the Interest Period of an Advance to be
______________.

The undersigned hereby certifies that after due investigation:

(a) the Borrower has performed and complied with all agreements and conditions contained in the Facility Agreement required to be performed or complied with by it prior to or on the date hereof;

(b)  no Event of Default has occurred and is continuing on the date hereof; and

(c) the representations and warranties of the Borrower contained in the Facility Agreement were true, complete and correct when made and are true, complete and correct on the date hereof.

All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Facility Agreement.

IN WITNESS WHEREOF, this Notice of Drawing has been executed this ____ day of ________, 1996.

CME Media Enterprises B.V.



_________________________           _________________________
By:                                 By:
Title:                              Title:

                                                                      APPENDIX 2

July ___, 1996

From: Central European Media Enterprises N.V.
      Central European Media Enterprises Ltd.

TO:   ING Bank N.V., Amsterdam (the "Bank")

Dear Sirs,

1. Central European Media Enterprises N.V. of Willemstad, Curacao, The Nether-lands Antilles and Central European Media Enterprises Ltd. of Bermuda, (collectively the "Guarantors" and each individually a "Guarantor") refer to the facility letter from the Bank to CME Media Enterprises B.V. of Amsterdam, The Nether- lands (the "Borrower") dated 10 July 1996 (the "Facility Letter") which term includes all variations thereof from time to time in force) in relation to a proposed credit facility of US$ 10 million.

2. In consideration of the Bank at the request of the Guarantors granting a credit facility to the Borrower as described in the Facility Letter, the Guarantors jointly and severally as primary obligor, unconditionally and irrevocably (i) guarantee to the Bank by way of continuing guarantee the payment when due of all amounts payable by the Borrower under the Facility Letter, and (ii) agree that if and each time that the Borrower shall fail to make any payments as and when the same become due under the Facility Letter the Guarantors will on demand (without requiring the Bank first to take steps against the Borrower, the other Guarantor, or any other person) pay to the Bank such amounts (as to which the certificate of the Bank shall in the absence of manifest error be conclusive) in the currency in which such amounts are payable by the Borrower free of all deductions whatsoever together with interest thereon from the date of demand until the date of payment at the rate specified in the Facility Letter. If deductions must be made by law then the Guarantors will pay such additional amounts as may be necessary to ensure that the Bank receives the full amount provided for.

3. The obligations of each Guarantor hereunder shall not be affected by any matter of thing which but for this provision might operate to affect such obligations including without limitation (i) any time or indulgence granted to or composition with the Borrower, the other Guarantor, or any other person, (ii) the taking, variation, renewal or release of, or neglect to perfect or enforce, any rights, remedies or securities against the Borrower, the other Guarantor, or any other person or (iii) any unenforceability or invalidity of, the other Guarantor, any obligations of the

     Borrower so that this Guarantee shall be construed as if there were no such unenforceability or invalidity.

4. Each Guarantor warrants that this Guarantee is its legally binding obligation enforceable in accordance with its terms and that all necessary governmental consents and authorisations for the giving and implementation of this Guarantee have been obtained.

5. Until all amounts which may be or become payable under the Facility Letter have been irrevocably paid in full, any Guarantor shall not by virtue of this Guarantee be subrogated to any rights of the Bank or claim in competition with the Bank against the Borrower, the other Guarantor, or any other person.

6. The Guarantor will reimburse the Bank all costs incurred by the Bank in connection with the preparation and the enforcement of this Guarantee.

7. This Guarantee shall be governed by with the laws of The Netherlands. For the benefit of the Bank solely, each Guarantor hereby submits to the jurisdiction of the Amsterdam courts.

Yours faithfully



_____________________
For and on behalf of
Central European Media Enterprises N.V.



_____________________
For and on behalf of
Central European Media Enterprises Ltd.

                                                                      APPENDIX 3

                                                                      APPENDIX 4